The Board of Trustees
ARK Funds:

In planning and performing our audit of the financial statements of
Money Market Portfolio, Tax-Free Money Market Portfolio,
 U.S.
 Government Money Market Portfolio, U.S. Treasury Money
 Market P
ortfolio, Short-Term Treasury Portfolio, Short-Term Bond
 Portfolio,
Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfo lio, Income
Portfolio, Intermediate Fixed Income Portfolio, U.S. Gover nment Bond
 Portfolio, Balanced Portfolio, Equity Income Portfolio,
Value Equity
 Portfolio, Equity Index Portfolio, Small-Cap Equity Port folio, Blue Chip
 Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equi ty Portfolio,
 and International Equity Selection Portfolio, portfolios of ARK Funds,
(the
"Portfolios") for the year ended April 30, 2000, we consi dered its inter nal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirem ents of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is responsible for estab lishing and main taining internal control. In fulfilling this responsibil ity, estimates and jud gments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing fina ncial statements for external purposes that are fairly presented in conformit y with generally accepted accounting principles. Those controls include the safe guarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, erro rs or irregularities may occur and not be detected. Also, projection of any ev aluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessar ily disclose all matters
in internal control that might be material weaknesses under
 standards establis
hed by the American Institute of Certified Public Accountan ts. A material weak ness is a condition in which the design or operation of one or more of the I
nternal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that wou ld be material in relation to the financial statements being audited may oc cur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding secur
ities, that we consider to be material weaknesses as defi ned above.

This report is intended solely for the information and use
 of management,
the Board of Trustees of the ARK Funds and the Securities and Exchange
 Commission and is not intended and should not be used by anyone other than these specified parties.

Boston, Massachusetts
June 2, 2000


REPORT ON INTERNAL CONTROL